EXHIBIT 99.1

INDIANAPOLIS--(BUSINESS WIRE)—November 24, 2004--Hurco Companies, Inc. (Nasdaq:HURC) today announced the retirement of Roger J. Wolf as Senior Vice President and Chief Financial Officer. The Company also announced that the Board of Directors of Hurco Companies, Inc. appointed Stephen J. Alesia as the new Vice President and Chief Financial Officer. Mr. Alesia had been Corporate Controller at Hurco Companies, Inc. the past eight years. The Company further announced that the Board of Directors appointed Sonja K. McClelland as the new Corporate Controller. Ms. McClelland had been controller the past five years of Hurco USA, the United States sales and service division of Hurco Companies, Inc.

Michael Doar, Chairman and Chief Executive Officer, stated “on behalf of the Board of Directors I want to thank Roger for his dedicated service and contributions to the Company over the past 12 years. We all wish him well during his retirement. I am pleased that we are able to fill two positions from within our organization. Steve Alesia and Sonja McClelland were successful in their previous positions with Hurco and Jim Fabris and I look forward to working with them in their new roles.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China and Singapore, along with manufacturing operations in Taiwan. Products are sold through independent agents and distributors in the United States, Europe and Asia. The Company also has direct sales forces in the United Kingdom, Germany, France, Italy, and Asia. Web Site: www.hurco.com